EMPLOYMENT AGREEMENT

            AGREEMENT, made as of May 29, 1997, by and between Resort Funding, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), Thomas J. Hamel ("Executive"), and, solely for the purposes of
Section 3.4, Richard C. Breeden, Trustee of the Bennett Funding Group, Inc. ("BFG") and Bennett Management & Development Corporation ("BMDC") (the "Trustee").

                                    RECITALS

            In order to induce Executive to continue to serve as a senior executive officer of the Company and its affiliates, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

            The Company recognizes that the possibility of a change of control of the Company exists and that such possibility creates an uncertainty on the part of Executive whether to continue employment or to accept other offers of employment.

            The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to induce Executive to accept employment and to ensure Executive's continued availability to the Company in the event of a change of control; and Executive is willing to perform services for the Company on the terms and conditions set forth in this Agreement.

            Executive acknowledges that this Agreement is the sole existing employment agreement between Executive and the Company, and that it nullifies and supersedes all previous contracts,

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                                                                               2


agreements and understandings governing the terms of Executive's employment with the Company.

            It is therefore hereby agreed by and between the parties as follows:

            1. Employment.

            Subject to the terms and conditions of this Agreement:

             1.1 The Company agrees to employ Executive during the term hereof as President and Chief Operating Officer ("COO") of the Company. Executive does hereby accept such employment and agrees to perform the duties of such office. Executive's duties will include all of those generally associated with such position, subject to the direction and assignment of the Board of Directors of the Company and its Chief Executive Officer ("CEO"). However, under no circumstances shall the duties assigned to Executive be such as to require relocation of his residence or a diminution of his executive status. Specifically, Executive shall have the customary powers, responsibilities and authority of other persons having similar positions at corporations of the size, type and nature of the Company, as they exist from time to time and such other duties and authority as shall be determined from time to time by the CEO or the Board, consistent with the aforementioned status.

             1.2 Executive hereby accepts employment by the Company in the position specified in Section 1.1 hereof and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in

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this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments, or from serving, subject to approval of the Board, as a member of a board of directors or as a trustee of other companies, associations or entities.

            1.3 In addition to those duties previously enumerated, Executive shall be responsible for the supervision of any sales representatives that the Company may hire from time to time and shall be responsible for the recruitment and retention of such representatives, subject to the approval of the Company's chief executive officer.

            2. Term of Employment.

            Executive's term of employment under this Agreement shall commence on the date hereof and, subject to the terms hereof, shall terminate on the earlier of (i) the third anniversary of the date hereof (the "Termination Date"); (ii) the date Executive's employment pursuant to this Agreement terminates; or (iii) the date Executive dies or becomes totally disabled. Executive shall be considered totally disabled if he is unable to perform in all material respects his duties and responsibilities to the Company, by reason of a physical or mental disability or infirmity which is reasonably expected to be permanent. On the Termination Date and each anniversary thereof, the Termination Date shall be extended for a period of one (1) additional year unless either party shall have given written notice to the other party not less than ninety
(90) days prior to

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such date that the Termination Date shall not be so extended. Upon any such extension, references to the Termination Date shall be deemed to be references to the Termination Date as so extended.

             3.    Salary and Other Compensation.

            3.1 The Company shall pay Executive a base salary at an annual rate of $220,000, said sum to be paid in equal weekly installments or otherwise according to the Company's normal practices in paying its employees.

            3.2 Executive's base salary shall be computed and paid on the basis of a calendar year, and shall be prorated for any portion thereof. Such base salary shall be reviewed by the Board at least once in every twelve-month period during this Agreement's term and may be increased (but not decreased) in their discretion, but in any case shall be increased by an amount, if any, which, when expressed as a percentage of current base salary, is equal to any percentage increase in the urban consumer price index over the preceding twelve-month period as published by the United States government. As increased, such increased amount shall constitute Executive's base salary.

      3.3 In addition to the base salary provided in Section 3.1, Executive shall receive a bonus, which for 1997 shall be paid in the following manner: two lump sum payments of $40,000 each to be made on May 1 and November 1, 1997. For years after 1997, Executive's bonus shall equal at least $80,000, and shall be based on performance measures agreed to by the parties. Such bonuses shall be paid in lieu of any commissions that Executive

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                                                                               5


previously earned on the amounts of consumer timeshare interval financing contracts submitted by developers pursuant to agreements entered into between the Company and developers resulting from the Executive's sales and marketing efforts.

            3.4 (a) Subject to any approvals of the Bankruptcy Court for the Northern District of New York that may be appropriate, the Trustee hereby agrees
(i) to execute a written consent of shareholder in favor of (A) the adoption of a stock option plan (the "Plan") for employees of sufficient size to provide for the issuance, at a minimum, of the Options and (B) an amendment of the Certificate of Incorporation (the "Amendment") that would provide sufficient shares to be available for issuance pursuant to a stock option plan, (ii) to recommend to the Board the issuance of stock options (the "Options") covering 300,000 shares of the Company's common stock (the "Option Shares") to Executive, and to use his best efforts to gain the approval of the Board, and (iii) to any corporate action necessary to the grant of the Option Shares. The Options shall have an exercise price of $1.00 per share, which the parties believe is the appropriate fair market value of such stock at the time of the negotiation of this Agreement, and shall expire to the extent not previously exercised, on the fifth anniversary of the date of the grant. The Options shall vest in Executive as to 150,000 Option Shares on the date which shall be 18 months from the date hereof if Executive is still employed by the Company 18 months after the date hereof, and as to 150,000 Option Shares on the date which shall be the third anniversary of the date hereof if Executive is

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                                                                               6


still employed by the Company on such anniversary. If Executive's employment with the Company shall terminate for any reason after the vesting of any Options but before the exercise thereof, such Options shall expire 60 days after the date Executive's employment terminates unless previously exercised. The Options may be exercised by Executive at any time after vesting and before expiration by delivery of notice to the Company on such reasonable notice as the Company may require, and upon tender of the exercise price thereof. The number of Options shall be adjusted in the event of any subsequent issuances of stock at below the then-current market price in a manner that the Board shall determine to provide a fair and appropriate offset for the dilution caused by any such issuance of stock.

            (b) Upon reconstitution of the Board with not less than two duly elected members other than Executive at the initial meeting of such reconstituted Board following shareholder approval of the Plan and the Amendment, the Trustee shall recommend to the Board the grant of the Options and shall seek the opinion of the Board as to the level and nature of stock incentives that should be provided thereafter to Executive and other persons. If an award of Options in an amount not less than the number of Option Shares provided herein, on the terms provided herein, is not approved by the Board within 90 days after the initial meeting thereof, Executive shall be released at his sole discretion from the obligations under this Agreement, which shall have no further force and effect.

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                                                                               7


            (c) The Company and Executive agree that for years after 1997, Executive's total compensation should include an incentive component, such as stock options, bonuses, etc. Both parties agree to revisit this issue one year from the date hereof and to negotiate a mutually agreeable incentive compensation structure.

            4. Employee Benefits.

            The Company shall provide Executive during the term of his employment hereunder coverage (commensurate with his position in the Company) under any employee benefit programs, plans and practices, subject to the terms thereof, which the Company makes available to its senior executive officers. Executive shall also be entitled to a vacation with pay for four weeks during each year of this Agreement, of which not more than two weeks shall be taken at any one time. Any vacations shall be taken at such times as are mutually convenient for the Company and Executive. Unused vacation time will accrue from year to year per Company policy, which currently permits employees to carry over up to one week of unused vacation into the first quarter of the succeeding year.

            Executive shall receive family medical coverage from the Company, at a cost as provided to all other employees. The Executive, at his sole option and expense, may elect to enroll in the Company's provided dental coverage.

            The Company shall pay for and provide Life Insurance for the Executive. The amount of Life Insurance coverage shall

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be the greater of $600,000 or the greatest amount of coverage provided to any of the Company's officers or directors.

            5. Expenses.

            Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures in accordance with Company policy.

            6. Termination of Employment.

            6.1 (a) The Company may terminate Executive's employment at any time for any reason, and Executive may terminate his employment for any reason at any time upon 90 days' prior written notice to the Company.

            (b) If prior to the Termination Date, as then in effect, Executive resigns for Good Reason arising following a Change of Control or is terminated by the Company for any reason other than for Cause, then Executive, provided he executes a release in the form attached hereto as Exhibit A, shall be entitled to receive a cash lump sum severance amount equal to 100% of the remaining then-current base salary under Sections 3.1 and 3.2 and bonus under Section 3.3 due through the end of the term of the Agreement, plus the immediate vesting of all outstanding Options remaining in effect at that time; provided, however, if such termination or resignation occurs after the third anniversary of the date hereof, then Executive shall

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                                                                               9


instead be entitled to receive a cash lump sum severance amount equal to 100% of the remaining outstanding base salary under Sections 3.1 and 3.2 and bonus under
Section 3.3 due for the year of termination, plus the immediate vesting of all outstanding Options remaining in effect at that time.

            (c) Executive understands and agrees that he shall not be entitled to any further notice, compensation or indemnity upon the termination of this Agreement other than the amounts specified in this paragraph. Executive shall not have any obligation to seek comparable employment following such termination or resignation. In no event shall Executive be entitled to any payment hereunder if he resigns on account of retirement, or if his employment terminates as a result of death or total disability (as defined in Section 2), other than benefits normally due to the Company's employees.

            (d)   "Cause" shall mean:

            (i) gross neglect of or willful and continuing refusal to perform substantially Executive's duties (other than due to disability);

            (ii) a breach of the non-competition or confidentiality provisions contained in Section 11 or 12 of this Agreement;

            (iii) willful engaging in conduct which is demonstrably injurious to the Company or the Company's subsidiaries or affiliates; or

            (iv) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

            (e) "Good Reason" shall mean the resignation of Executive from employment by the Company as a result of a reduction in his aggregate compensation, or a diminution in his

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                                                                              10


duties or responsibilities with, or reporting responsibility within, the Company (whether in its current structure or as part of a larger organization), unless due to a promotion, without his express prior written consent.

            (f)   A "Change of Control" shall mean any of the following events:

            (i) the acquisition by any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, its current stockholders, a majority-owned subsidiary of either, the Trustee, or existing creditors of BFG, BMDC, or any of their respective subsidiaries or affiliates, of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company's or its parent's then-outstanding securities;

            (ii) any consolidation or merger of the Company or its parent in which either the Company or its parent is not the continuing or surviving corporation or pursuant to which shares of the stock of the Company or its parent (the "Stock") are converted into cash, securities or other property, other than a merger in which the holders of the Stock immediately prior to such merger have ownership of at least 50% of the stock of the surviving corporation immediately after such merger;

            (iii) any sale, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the assets of the Company or its parent other than a transfer of assets to a majority-owned subsidiary of the Company or its parent, other than a distribution by the parent of all the Stock of the Company;

            (iv) approval by the holders of the Stock or the Company's parent of any plan or proposal for the liquidation or dissolution of the Company; or

            (v) the filing by the Company of a case under the Bankruptcy Code, other than a pre-packaged bankruptcy, filed on the motion of Richard C. Breeden, in which it is proposed that this Agreement be continued, and the appointment of a bankruptcy trustee for the Company. In any such

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                  case, prior to the filing of such case, the Company agrees to confess judgment in Executive's favor in an amount equal to the outstanding compensation then due under this Agreement.

Notwithstanding the foregoing, however, a Change of Control shall not be deemed to occur merely by reason of an acquisition of Company securities by, or any consolidation, merger, or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a corporation of which the Company or its parent owned directly or indirectly at least 80% of the capital stock or was an unincorporated entity with respect to which the Company or its parent has, directly or indirectly, an equivalent degree of ownership, or a distribution of stock to holders of stock or indebtedness of the Company or its parent.

            (g) The Company acknowledges that Executive is a key member of the management team of the Company and therefore agrees that if the Company should entertain a formal offer for the acquisition of a controlling stake of its voting shares or all or substantially all of its assets, then it will inform Executive of such an offer and to invite him to submit a competing offer.

            (h) If, prior to the third anniversary of the date hereof but subsequent to the reconstitution of the Board, the Trustee ceases to be a member of the Board other than by reason of death, disability or voluntary resignation, then Executive may terminate his employment upon 90 days' prior written notice to the Company. In such event, if Executive terminates his employment, then Executive shall not be entitled to any severance

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payments under Section 6.1(b) or subject to the provisions of Section 12.

            6.2 In the event the Company determines that Cause exists, it shall notify Executive. Executive may be terminated for Cause upon 45 days prior notice. Prior to the effectiveness of any such termination, Executive shall be provided an opportunity (along with his counsel) to make a presentation as to why such termination is inappropriate, unless within thirty (30) days after receiving such notice, Executive shall have cured Cause to the reasonable satisfaction of the Company. If notice is not given within 45 days after event giving rise to cause, such cause shall be deemed waived.

            6.3 Notice of Good Reason shall be given at least 30 days prior to the intended termination date during which the Company shall have the opportunity to cure the Good Reason during the first 30 days of such notice period. If notice is not given within 45 days after the event giving rise to Good Reason, such Good Reason shall be deemed waived.

            6.4 In no event shall Executive be entitled to any severance if he resigns without Good Reason or is terminated by the Company for Cause.

            7. Notices.

            All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company:

            Resort Funding, Inc.
            2 Clinton Square
            Syracuse, New York 13202
            Attention: Edward J. Gaudino, Esq., General Counsel

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with a copy to:

             The Honorable Richard C. Breeden, Trustee
             Bennett Funding Group, Inc.
             2 Clinton Square
             Syracuse, New York 13202

             To Executive:

             227 Brattle Road
             Syracuse, New York 13203

with a copy to:

             Charles R. McCarthy. Jr.
             O'Connor & Hannan, L.L.P.
             1919 Pennsylvania Avenue, N.W.
             Washington, D.C. 20006

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

            8. Separability; Legal Fees.

            If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. In addition, the Company shall bear, or reimburse Executive for, all reasonable legal fees incurred in connection with entering into this Agreement, up to $12,500.

            9. Assignment.

             This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the

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assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company, with the written consent of Executive, may assign this Agreement to any successor
(whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.

            10. Amendment.

            This Agreement may only be amended by written agreement of the parties hereto.

            11. Nondisclosure of Confidential Information.

            During the period commencing on the date hereof and following the date Executive's employment with the Company terminates, Executive shall not, unless and to the extent that the Company (and their successors and assigns) otherwise have consented in writing, divulge, disclose or make accessible to any other person, firm, partnership, corporation, association or other entity any Confidential Information pertaining to the Company's business (including that of its subsidiaries), except (a) while employed by the Company, in the business of and for the benefit of the Company, or (b) when required to do so by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over such business, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order

Executive to divulge, disclose or make accessible such information. "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates that is not otherwise available to the public. Confidential Information shall also include any such information which has become publicly available through any breach of fiduciary duty. Executive agrees that upon termination of his employment with the Company, for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters, and other data and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries.

            12. Non-Competition.

            During the period commencing on the date hereof and ending on the date of the later of (a) the third anniversary of the date hereof, or (b) the date Executive's employment terminates, or one year following such later date if Executive terminates his employment without Good Reason following the second anniversary of the date hereof, Executive covenants and agrees that, unless and to the extent that the Company and its parent (and their successors and assigns) otherwise have consented in writing, he shall not, directly or indirectly, be employed by, consult with or otherwise perform services for, own,

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                                       16


manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, or become a director, trustee, partner of or adviser to, any Prohibited Entity (as defined herein). For purposes hereof, a "Prohibited Entity" means any person, firm, corporation, partnership, association or other entity: engaged in any business in which any of the Company (and its subsidiaries, successors and assigns) compete or have plans to compete as of the date Executive's employment terminates; or, which engages in, or owns, invests in, operates, manages or controls any venture, enterprise or entity that directly or indirectly engages or proposes to engage in, any business or activity that relates in any way whatsoever to timeshare lending, the timeshare lending industry. However, ownership or acquisition by Executive of an aggregate of less than 5% of the outstanding stock of any publicly traded company shall not, considered alone, constitute a violation of this Section.

            Executive further covenants and agrees that during such period, Executive will not, either directly or indirectly or in concert with others, employ any employee, agent or representative of the Company or its affiliates (including successors and assigns) who served in such capacity at any time between the date hereof and the date Executive's employment terminates, or seek to influence (including by soliciting their employment by other persons, or otherwise) any such individual to terminate their relationship with such entity.

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                                                                              17


            13. Remedies For Violations of Section 11 or 12.

            (a) Executive and the Company agree that the covenants in Sections 11 and 12 are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenants as to the court shall appear not reasonable and to enforce the remainder of the covenants as so amended.

            (b) Executive agrees that any breach of the covenants contained in
Section 11 or 12 would irreparably injure the Company or its affiliates. Accordingly, the Company (or its affiliates or their successors and assigns) may, in addition to pursuing any other remedies it or they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

            14. Limitation on Trustee's Liabilities.

            The Trustee is a party to this Agreement solely as the Trustee of BFG and BMDC, and shall not have any personal responsibilities or liabilities under this Agreement. The Trustee's obligations under this Agreement are as the Trustee of BFG and BMDC, and those obligations are expressly set forth in
Section 3.4.

            15. Survivorship.

            The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the

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extent necessary to the intended preservation of such rights and obligations.
The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

            16. Governing Law and Dispute Resolution.

            This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Parties consent to personal jurisdiction and venue in the Supreme Court of the State of New York, County of Onondaga to resolve any dispute arising out of or relating to this Agreement or its breach, interpretation, termination or validity. In addition, Company shall reimburse Executive for all reasonable attorney's fees incurred in the enforcement of the rights under this Agreement if Executive shall prevail in such disputes with respect to the Agreement.

            17. Indemnification.

            The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by the laws of the State of Delaware, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be

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entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director) against all costs, charges, and expenses whatsoever incurred or sustained by him or his legal representatives (including, but not limited to, any judgment entered by a court of law) at the time such costs, charges, and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been an officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer, or employee at the request of the Company; provided, however, that the Company shall not indemnify Executive with respect to any act or acts (or failure to take action) which constitute grounds for termination for Cause. Executive's rights under this Section 16 shall continue without time limit for so long as he may be subject to any such liability, whether or not his term of employment may have ended.

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            18. Withholding.

            The Company shall be entitled to withhold from any payment Executive is entitled to any amount of withholding required by law.

            19. Counterparts.

            This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                           RESORT FUNDING, INC.

                                           By: /s/ Gerald L. Klaben, Jr.
                                               ------------------------------
                                                  Name: Gerald L. Klaben, Jr.
                                                        ---------------------
                                                 Title: E.V.P.
                                                        ---------------------
/s/ Thomas J. Hamel
-------------------
THOMAS J. HAMEL

                                    EXHIBIT A
                                     RELEASE

            In exchange for the payments and other benefits described in the attached Employment Agreement dated May 29, 1997 (the "Agreement"), I hereby release Resort Funding, Inc. (the "Company"), Bennett Funding Group, Inc., Bennett Management & Development Corporation, and each of their respective divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future, and Richard C. Breeden (collectively, the "Released Parties") from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release (except a claim for the payments described in the Agreement). Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the New York State Human Rights Law, N.Y. Exec. Law, Section 296 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law.

            I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to me pursuant to the attached Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.

            This Release, and the attached Agreement, are final and binding and may not be changed or modified except in a writing signed by both parties

             5/29/97                /s/ Thomas J Hamel
             -------                ------------------
             Date                    Thomas J. Hamel